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           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement of our report dated April 30, 2004, relating to the financial statements and financial highlights which appears in the March 31, 2004 Annual Report to Shareholders of the Legg Mason Tax Free Income Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP


Baltimore, Maryland
July 22, 2004